EXHIBIT 23.10
CONSENT OF HSBC FRANCE S.A.
We hereby consent to (i) the inclusion of our opinion letter, dated June 4, 2008, to the Board of Directors of Suez S.A. (“Suez”) as Annex G to the prospectus of Gaz de France S.A. (“GDF”) relating to the merger of Suez and GDF and the description therein of such opinion and (ii) all references to HSBC France S.A. in the sections captioned “Summary — Certain Opinions-Opinion of HSBC France S.A. to the Board of Directors of Suez,” “The Merger — Background of the Merger,” and “The Merger — Opinion of HSBC France to the Board of Directors of Suez” in the prospectus of GDF, which forms a part of this Registration Statement on Form F-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

HSBC FRANCE S.A.

By:	/s/ Didier Peronnin
Didier Peronnin Managing Director, Global Banking & Markets

Paris, France
16 June 2008